EXHIBIT 99.1

Corvus Gold Extends Mother Lode Deposit to the North, Demonstrates Extensive, Broad, High-Grade Mineralization

Latest Results Return 116 Meters @ 1.83 g/t Gold (incl. 47m @ 2.65 g/t gold)

VANCOUVER, British Columbia, Jan. 10, 2019 (GLOBE NEWSWIRE) -- Corvus Gold Inc. (“Corvus” or the “Company”) - (TSX: KOR, OTCQX: CORVF) announces the initial five holes from the northern extension of its Phase-III resource expansion drill program at the 100% owned Mother Lode Deposit in Nevada (initial resource announced, September 2018). Step out holes have outlined potential for an expansion of the Mother Lode gold system to the north with the mineralized zone thickening and grades increasing (see Table 1, highlighted by ML18-093, 115.8m @ 1.83 g/t Au). Exploration modelling from the ongoing program are identifying potential for a new mineralization center to the North of the currently defined resource, which is scheduled to be tested with an aggressive grid drilling program this year (Figure 1).

Gold mineralization in these northern holes has defined a strong N-S vector along the Fluorspar Canyon Fault (FCF) near the intersection with the Tertiary sediments, hosting both the upper sulfide zone and the lower oxide zone. This highly broken, structural intersection, has also localized multiple dikes which along with the sediments are a major ore host for the higher-grade mineralization (ML18-093 115.8m @ 1.83 g/t Au & ML18-83 65.5m @ 1.53 g/t Au). These results are encouraging for further resource expansion to the north which remains open.

In addition, most of these northern step out holes ended in thick zones of oxide mineralization as highlighted by hole ML18-092 (24.4m @ 1.22 g/t gold) which ended in oxidized carbonates with a grade of 3.36 g/t gold. Further follow up drilling will target the thickest and highest-grade part of the FCF target to the north of ML18-092 and ML18-093 as well as up and down dip.

Jeff Pontius, President and CEO of Corvus, said, “We are excited about the thicknesses of both sulfide and oxide zones to the north which appear to be indicating a new center of mineralization similar to the current known deposit to the south which is encouraging for an expansion of the Mother Lode Deposit. We have been drilling the Mother Lode deposit for the past 18 months and have yet to find the edge of it in any direction. With the initial resource only including drilling through mid-July, these and earlier results point to continued expansion potential. Our evolving understanding of the overall Mother Lode sediment hosted system is helping define other new targets throughout our large 122 km2 land package.”

Table 1
Phase III - Mother Lode Drilling Results
(Reported intercepts are not true widths as there is currently insufficient data to calculate true orientation in space. Mineralized intervals are calculated using a 0.3 g/t cutoff unless otherwise indicated below)

Drill Hole #	from (m)	to (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comment
ML18-085	335.28	359.66	24.38	0.20	n/a	North of ML18-083 Northern Zone
AZ 080 dip-70	388.62	414.53	25.91	1.37	n/a
inc	390.14	405.38	15.24	1.59	n/a	1 g/t cut
inc	409.96	414.53	4.57	1.77	n/a	1 g/t cut
	419.10	437.39	18.29	0.31	n/a

ML18-092	374.90	384.05	9.15	0.51	n/a	North of ML18-093 Northern Zone
AZ 085 dip-70	420.62	445.01	24.39	1.22	n/a	EOH @ 3.3 g/t Au
inc	422.15	426.72	4.57	1.58	n/a	1 g/t cut
inc	429.77	437.39	7.62	1.46	n/a	1 g/t cut
inc	441.96	445.01	3.05	2.44	n/a	1 g/t cut

ML18-093 AZ 085 dip-80	371.86	487.68	115.82	1.83	n/a	North of ML18-083 Northern Zone
inc	381.00	409.96	28.96	1.96	n/a	1 g/t cut
inc	428.24	475.49	47.25	2.65	n/a	1 g/t cut

ML18-094	332.23	335.28	3.05	0.71	n/a	East of ML18-093 Northern Zone
inc	339.85	349.00	9.15	1.02	n/a
	355.09	370.33	15.24	1.76	n/a
AZ 85 dip-68	355.09	364.24	9.15	2.69	n/a	1 g/t cut

ML18-095	355.09	376.43	21.34	0.48	n/a	East of ML18-092 Northern Zone
inc	385.57	402.34	16.77	0.54	n/a
AZ 085 dip-68	409.96	414.53	4.57	0.69	n/a

Figure 1.  Location of new northern stepout holes at Mother Lode deposit, Nevada: http://www.globenewswire.com/NewsRoom/AttachmentNg/20480b32-8b5f-432b-87aa-1738e448e8d6

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), has supervised the preparation of the scientific and technical information that forms the basis for this news release and has approved the disclosure herein. Mr. Pontius is not independent of Corvus, as he is the CEO & President and holds common shares and incentive stock options.

Carl E. Brechtel, (Nevada PE 008744 and Registered Member 353000 of SME), a qualified person as defined by NI 43-101, has coordinated execution of the work outlined in this news release and has approved the disclosure herein. Mr. Brechtel is not independent of Corvus, as he is the COO and holds common shares and incentive stock options.

The work program at Mother Lode was designed and supervised by Mark Reischman, Corvus Gold’s Nevada Exploration Manager, who is responsible for all aspects of the work, including the quality control/quality assurance program. On-site personnel at the project log and track all samples prior to sealing and shipping. Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment. All resource sample shipments are sealed and shipped to American Assay Laboratories (AAL) in Reno, Nevada, for preparation and assaying. AAL is independent of the Company. AAL’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999. Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples. Finally, representative blind duplicate samples are forwarded to AAL and an ISO compliant third-party laboratory for additional quality control. Mr. Pontius, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement. There were no limitations on the verification process.

Mr. Scott E. Wilson, CPG (10965), Registered Member of SME (4025107) and President of Resource Development Associates Inc., is an independent consulting geologist specializing in Mineral Reserve and Resource calculation reporting, mining project analysis and due diligence evaluations. He is acting as the Qualified Person, as defined in NI 43-101, and is the primary author of the Technical Report for the Mineral Resource estimate and has reviewed and approved the Mineral Resource estimate and the Preliminary Economic Assessment summarized in this news release. Mr. Wilson has over 29 years of experience in surface mining, resource estimation and strategic mine planning. Mr. Wilson is President of Resource Development Associates Inc. and is independent of the Company under NI 43-101.

Mr. Wilson, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement. There were no limitations on the verification process.

Metallurgical testing on North Bullfrog and Mother Lode samples has been performed by McClelland Analytical Services Laboratories Inc. of Sparks Nevada (“McClelland”), McClelland is an ISO 17025 accredited facility that supplies quantitative chemical analysis in support of metallurgical, exploration and environmental testing using classic methods and modern analytical instrumentation. McClelland has met the requirements of the IAS Accreditations Criteria for Testing Laboratories (AC89), has demonstrated compliance with ANS/ISO/IEC Standard 17025:2005, General requirements for the competence of testing and calibration laboratories, and has been accredited, since November 12, 2012. Hazen Research Inc. (“Hazen”), an independent laboratory, has performed flotation, AAO testing and cyanide leach testing on samples of sulphide mineralization from the YellowJacket zone and Swale area of Sierra Blanca, and roasting tests on Mother Lode flotation concentrate. Hazen holds analytical certificates from state regulatory agencies and the US Environmental Protection Agency (the “EPA”). Hazen participates in performance evaluation studies to demonstrate competence and maintains a large stock of standard reference materials from the National Institute of Standards and Technology (NIST), the Canadian Centre for Mineral and Energy Technology (CANMET), the EPA and other sources. Hazen’s QA program has been developed for conformance to the applicable requirements and standards referenced in 10 CFR 830.120 subpart A quality assurance requirements, January 1, 2002. Pressure oxidation test work on Mother Lode concentrate samples was performed by Resource Development Inc. of Wheatridge, CO.

For additional details, see technical report entitled “Technical Report and Preliminary Economic Assessment for the Integrated Mother Lode and North Bullfrog Projects, Bullfrog Mining District, Nye County, Nevada”, dated November 1, 2018 and amended on November 8, 2018, with an effective date of September 18, 2018 on the Company’s profile at www.sedar.com.

About the North Bullfrog & Mother Lode Projects, Nevada

Corvus controls 100% of its North Bullfrog Project, which covers approximately 86.6 km2 in southern Nevada. The property package is made up of a number of private mineral leases of patented federal mining claims and 1,057 federal unpatented mining claims. The project has excellent infrastructure, being adjacent to a major highway and power corridor as well as a large water right. The Company also controls 445 federal unpatented mining claims on the Mother Lode project which totals approximately 36.5 km2 which it owns 100%. The total Corvus Gold 100% land ownership now covers over 123.1 km2, hosting two major new Nevada gold discoveries.

The combined Mother Lode and North Bullfrog Projects contains a Measured Mineral Resource for the mill of 9.3 Mt at an average grade of 1.59 g/t gold, containing 475 k ounces of gold and Indicated Mineral Resources for the mill of 18.2 Mt at an average grade of 1.68 g/t gold containing 988 k ounces of gold and an Inferred Mineral Resource for the mill of 2.3 Mt at an average grade of 1.61 g/t gold containing 118 k ounces of gold. In addition, the project contains a Measured Mineral Resource for oxide, run of mine, heap leach of 34.6 Mt at an average grade of 0.27 g/t gold containing 305 k ounces of gold and an Indicated Mineral Resource for, oxide, run of mine, heap leach of 149.4 Mt at an average grade of 0.24 g/t gold containing 1,150 k ounces of gold and an Inferred, oxide, run of mine, heap leach Mineral Resource of 78.7 Mt at an average grade of 0.26 g/t gold containing 549 k ounces of gold.

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near-term gold-silver mining project at the North Bullfrog and Mother Lode Districts in Nevada. In addition, the Company controls a number of royalties on other North American exploration properties representing a spectrum of gold, silver and copper projects. Corvus is committed to building shareholder value through new discoveries and the expansion of its projects to maximize share price leverage in an advancing gold and silver market.

On behalf of
Corvus Gold Inc.

(signed) Jeffrey A. Pontius
Jeffrey A. Pontius,
President & Chief Executive Officer

Contact Information:    Ryan Ko
                                    Investor Relations
                                    Email: info@corvusgold.com
                                    Phone: 1-844-638-3246 (toll free) or (604) 638-3246

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein, including, without limitation, statements regarding the potential use of proceeds from the offering, the advancement and development of our Mother Lode project and the expansion of our 2018 drill program; the full funding of the 2018 drill program as a result of the financing; updates on the development progress at the Mother Lode project; the potential for new deposits and expected increases in a system’s potential; anticipated content, commencement and cost of exploration programs, anticipated exploration program results, are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2017 filed with certain securities commissions in Canada and the Company’s most recent filings with the United States Securities and Exchange Commission (the “SEC”). All of the Company’s Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.